Exhibit 10.1
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                                                                EXECUTION COPY




                         FORM OF AMENDED AND RESTATED

                             EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April __, 2005, by and between FRIEDMAN'S INC., a Delaware corporation (the "Company"), and SAM CUSANO, an individual residing in the State of Florida (the "Executive").

                             W I T N E S S E T H :
                             ---------------------

                  WHEREAS, the Executive is currently employed pursuant to an Employment Agreement by and between the Company and the Executive dated June 22, 2004 (the "Prior Agreement");

                  WHEREAS, on January 14, 2005 the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the Southern District of Georgia, Savannah District (the "Bankruptcy Court");

                  WHEREAS, in conjunction with the Bankruptcy, the Company intends to implement, upon approval of the Bankruptcy Court, a Key Employee Compensation Program (the "KECP") pursuant to which the Executive will be entitled to receive certain bonuses and severance benefits; and

                  WHEREAS, the Company and the Executive wish to amend the Employment Agreement as set forth in this Amended and Restated Employment Agreement to incorporate those payments and benefits under the KECP to which the Executive is entitled;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive as the Chief Executive Officer of the Company, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined in Section 3). During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board"), and shall have such responsibilities, duties and authority as are generally consistent and customary with the position of Chief Executive Officer including, but not limited to, selection of other senior executive officers, as appropriate, subject to the oversight of the Board, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board. The Executive shall also be elected to serve as a director of the Company (or any parent company subsequently formed) and, if requested, as an executive, officer and/or director of the Company's subsidiaries without additional compensation, and shall be nominated to stand for election at each Annual or Special Meeting of Shareholders (as applicable) as long as he serves as Chief Executive Officer and such nomination shall be affirmatively recommended to the shareholders for election.

         2. Performance; Place of Employment. The Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates; provided, however, that it shall not be a violation of this Agreement for the Executive to (a) manage his personal investments, (b) with the prior consent of the Board (not to be unreasonably withheld or conditioned) serve on for-profit corporate boards, other than those of the Company and its subsidiaries, or, (c) with prior notice to the Board, to serve on industry, civic, community, charitable, educational, or religious boards so long, in the case of clause (b) and (c), as such service does not interfere with the Executive's performance of his duties hereunder. The Executive will maintain his principal office, and his principal place of work shall be, at the Company's primary executive offices in Savannah, Georgia.

         3. Employment Term/Prior Agreement. Subject to earlier termination pursuant to Section 6, the term of employment of the Executive hereunder shall begin on June 22, 2004 (the "Commencement Date"), and shall continue through the date which is two (2) years following the Commencement Date (the "Initial Term"); provided, however, that upon the failure of the Company to give timely notice of non-renewal, such term of employment shall be automatically extended by an additional one (1) year beyond the end of the then-current term, unless, at least one hundred twenty (120) days before the expiration of the Initial Term, or one hundred twenty (120) days before any such subsequent anniversary thereof, as the case may be, the Company gives notice to the Executive that the Company does not desire to extend the term of this Agreement, in which case the term of employment hereunder shall terminate as of the end of the Initial Term or the end of the then-current one-year extension term, as applicable (the term of employment hereunder, including any extensions, in accordance with this Section 3, shall be referred to herein as the "Employment Term"). From and after the date hereof, the terms of this Agreement shall supersede in all respects the terms of any prior arrangement or agreement, if any, dealing with the matters herein, including the Employment Agreement.

         4. Compensation and Benefits.

                  (a) Base Salary. As compensation for his services hereunder and in consideration of the Executive's other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company's payroll procedures, at an annual rate of Seven Hundred Fifty Thousand Dollars ($750,000), subject to annual review by the Board (which amount shall not be decreased except upon mutual consent of the Executive and the Company).

                  (b) Signing Bonus. In consideration of the Executive's agreements hereunder, the Company shall pay the Executive a signing bonus of Five Hundred Thousand Dollars ($500,000), payable as follows: One Hundred Thousand Dollars ($100,000) on the date of execution of this Agreement, and One Hundred Thousand Dollars ($100,000) on each of July 30, 2004, August 31, 2004, September 30, 2004, and October 29, 2004.

                  (c) Bonus; Stock Options.

                       (1) Annual Incentive Plan. During the Employment Term, the Executive shall be entitled to participate in the Company's incentive bonus plan, the terms and conditions of which shall be determined by the Board or a committee thereof. Such incentive bonus (the "Incentive Bonus") will have a target amount of 1.00 times the Executive's annual base salary and may be up to 1.25 times the Executive's annual Base Salary, at the rate of Base Salary in effect in accordance with Section 4(a) during the period with respect to which such Incentive Bonus is payable, if all performance targets are fully satisfied at the highest level; provided, however, that the Incentive Bonus to which the Executive may otherwise become entitled for calendar year 2004 shall be a minimum of Two Hundred Fifty Thousand Dollars ($250,000), separate and apart from the signing bonus in Section 4(b), and the Incentive Bonus to which the Executive may otherwise become entitled for calendar year 2005 shall vest on December 31, 2005 and be paid to the Executive no later than March 15, 2006. In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive a full Incentive Bonus at the target amount payable at the time when annual incentive bonuses are paid to other executives of the Company and payable only if target performance goals are achieved. In the event that the Executive's employment is terminated by reason of the Executive's death or Disability, then the Executive (or his estate, as applicable) shall be entitled to receive a pro rata portion of the Incentive Bonus at the target amount based on the number of days the Executive was employed during the calendar year for which such Incentive Bonus was to be earned payable at the time when annual incentive bonuses are paid to other executives of the Company and payable only if target performance goals are achieved.

                       (2) Equity Grants.
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                            (A) Initial Grant. The Executive shall also be
                                entitled to participate in the stock option plan established by the Company, pursuant to which the Executive shall receive options, granted on the date of execution of this Agreement at the market price of the Company's stock at the close of business on the date immediately preceding execution of the this Agreement, to purchase an aggregate of five hundred thousand (500,000) shares of Class A Common Stock of the Company, with one hundred thousand (100,000) shares vesting immediately and one hundred thousand (100,000) vesting annually, on the anniversary date of this Agreement, over the next four years (collectively, the "Initial Grant").

                            (B) Emergence Equity Grant. Upon the effective
                                date of a plan of reorganization under chapter 11 of the United States Bankruptcy Code as approved by the Bankruptcy Court of (the "Plan of Reorganization) (the "Emergence"), the Executive shall be entitled to receive a grant of stock options equal to 3.25% of the total amount of New Friedman's Common Stock (as defined the Company's Plan of Reorganization) (the "Emergence Grant"). Subject to accelerated vesting as described below, such Emergence Grant shall vest and become exercisable as follows (i) fifty percent (50%) of the stock options on the date of Emergence (the "Emergence Date"), (ii) twenty-five percent (25%) on the first anniversary of the Emergence Date and (iii) twenty-five percent (25%) on the second anniversary of the Emergence Date. Notwithstanding the foregoing, upon the issuance of the Emergence Grant, the Initial Grant shall immediately expire.

                            (C) Accelerated Vesting. All stock options held by
                                the Executive shall be accelerated and vest immediately upon a Change of Control (as defined below), upon the Executive's death or Disability, as hereinafter defined, upon termination of employment by the Company for other than Cause, as hereinafter defined, or upon termination by the Executive for Good Reason, as hereinafter defined. Upon such cessation of the Executive's employment, the Executive shall have until the later of (i) one hundred twenty (120) days following the date of termination of Executive's employment or (ii) the second (2nd) anniversary of the Emergence Date, to exercise or forfeit such fully vested option shares; provided, however, that the Executive shall have not less than one (1) year following the date of termination of employment in the event such termination of employment is as a result of the Executive's death or Disability.

                       (3) Emergence Payments. Upon Emergence, the Executive shall be entitled to receive a cash bonus equal to one hundred sixty-seven percent (167%) of the Executive's Base Salary, which payments shall become payable as follows (A) fifty percent (50%) on the date of Emergence (the "Emergence Date"), (ii) twenty-five percent (25%) on the six-month anniversary of the Emergence Date and (iii) twenty-five percent (25%) on the one-year anniversary of the Emergence Date.

                  (d) Retirement, Medical, Dental and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its senior executive officers.

                  (e) Vacation; Sick Leave. During the Employment Term, the Executive shall be entitled to four (4) weeks of vacation per year, and to sick leave in accordance with the Company's policies and practices with respect to its senior executive officers.

                  (f) Expenses. The Executive shall be reimbursed by the Company for all reasonable business expenses, including travel costs, actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and upon receipt by the Company of appropriate documentation. In addition, the Company shall reimburse the Executive for housing expenses and travel to and from Savannah, Georgia and the Executive's primary residence in Sarasota, Florida. The Company further agrees that reasonable moving and relocation expenses as incurred by the Executive will be paid by the Company. For purposes of the moving and relocation benefits, the Executive's Nashville, Tennessee residence shall be applicable.

                  (g) Indemnification; D&O Insurance. The Company shall indemnify the Executive for any liability he incurs arising from his actions within the scope and course of his employment hereunder in accordance with the form of Indemnity Agreement to be executed herewith and to be applicable during the term hereof and the Company's Certificate of Incorporation and By-laws, provided that (i) the Executive conducted himself in good faith, and
(ii) the Executive reasonably believed that his actions were in the best interests of the Company. During the Employment Term, the Company shall maintain a directors' and officers' liability insurance policy covering the Executive in an amount and on terms customary for similarly situated companies and with coverage and on other terms reasonably determined by the Board.

                  (h) Legal Fees. The Company shall reimburse the Executive for reasonable attorney's fees the Executive incurs in connection with the negotiation, preparation and/or execution of this Agreement up to Twenty-Five Thousand Dollars ($25,000), subject to the receipt by the Company of a statement from such attorney including rates and hours. If it becomes necessary for either party to file a lawsuit to enforce this Agreement, and if a final judgment is rendered by the court in such a lawsuit, the non-prevailing party shall pay the reasonable attorney's fees and costs incurred by the prevailing party.

                  (i) Automobile. The Company shall pay to the Executive a car allowance of Seven Hundred Fifty Dollars ($750) per month and shall promptly reimburse the Executive for any expenses incurred by the Executive to maintain the car.

                  (j) Services Furnished. The Company shall furnish the Executive with office space, secretarial and/or administrative assistance, office supplies, support services and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder, including but not limited to providing personnel, support services and technology and third party consultants and advisors (including legal counsel, if needed) sufficient to enable the Executive to perform all of his obligations under applicable laws such as the Executive's certification obligations under The Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

         5. Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company's and its subsidiaries' and affiliates' trade secrets and with other confidential information concerning the Company and its subsidiaries and affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of the Executive's duties and the nature of the Company's business.

                  (a) Noncompetition. During the Employment Term and for eighteen (18) months thereafter following termination of the Employment Term, the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its subsidiaries or affiliates is doing business during the Executive's employment or as of the date of termination (as applicable), directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business substantially of the type and character engaged in or competitive with that conducted by the Company or any of its subsidiaries or affiliates; provided, that the Executive's ownership of securities of up to two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.

                  (b) Nonsolicitation. During the Employment Term and for twelve (12) months following termination of the Employment Term, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was (within one hundred eighty (180) days of the termination date) an employee of the Company or any of its subsidiaries or affiliates; (ii) otherwise induce or attempt to induce any employee of the Company or its subsidiaries or affiliates to leave the employ of the Company or such subsidiary or affiliate, or in any way knowingly interfere with the relationship between the Company or any such subsidiary or affiliate and any employee respectively thereof; or
(iii) solicit or attempt to solicit any client, customer, supplier, licensee or other business relation of the Company or any subsidiary or affiliate of the Company or induce any such client, customer, supplier, licensee or business relation to cease doing business with the Company or such subsidiary or affiliate, or interfere in any way with the relationship between any such client, customer, supplier, licensee or business relation and the Company or any subsidiary or affiliate thereof.

                  (c) Nondisclosure; Inventions. For the Employment Term and thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and its subsidiaries, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any of its subsidiaries or affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or its subsidiaries or affiliates (all of the foregoing collectively hereinafter referred to as, "Confidential Information"), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and its subsidiaries or affiliates; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company and its subsidiaries and affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to the Company.

                  (d) Nondisparagement. During the Employment Term and thereafter, neither the Company nor the Executive shall take any action to disparage or publicly criticize one another (including their respective affiliates, employees, officers, directors or owners). Nothing contained in this Section 5(d) shall preclude the Executive from enforcing his rights under this Agreement.

                  (e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its subsidiaries or affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

                  (f) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this
Section 5, in addition to any other remedy which may be available at law, the Company and its subsidiaries and affiliates shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

                  (g) Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 5 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 5 shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

         6. Termination. The employment of the Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of the Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, "Cause" shall mean: (i) embezzlement, theft or misappropriation by the Executive of any property of the Company or its subsidiaries or affiliates;
(ii) any breach by the Executive of the Executive's covenants under Section 5;
(iii) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given notice to the Executive describing such breach; (iv) misconduct in the discharge of the Executive's duties (after receiving written notice from the Board specifying the manner in which he is alleged to have failed properly to discharge his duties and having had the opportunity to cure such failure within thirty (30) days from receipt of such notice); (v) any act by the Executive constituting a felony or otherwise involving theft, fraud, dishonesty or misrepresentation; (vi) the Executive's breach of his fiduciary obligations to the Company or its parent or subsidiaries; or (vii) any chemical or alcohol dependence by the Executive which adversely affects the performance of his duties and responsibilities to the Company or its parent or subsidiaries. If, after the expiration of any applicable cure period, the Company asserts that grounds exist for termination with Cause, it shall so notify the Executive and within fifteen (15) days shall afford the Executive a hearing before the Board regarding any disputed facts. The Board shall make a determination regarding the existence of "Cause" upon completion of such hearing; provided, however, that any determination that Cause exists shall require the affirmative vote of two-thirds of the Directors other than the Executive. If any such determination remains pending after such fifteen (15) day period, the Company shall be entitled to suspend (with pay and benefits) the Executive's duties pending determination of the existence of Cause. Any determination or decision as to "Cause" must be made in good faith and must be reasonable given the relevant facts and circumstances. The employment of the Executive may also be terminated at any time by the Executive by notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.

         7. Severance.

                  (a) If the Executive's employment hereunder is terminated during the Employment Term (1) by the Company other than for Cause and not due to disability as determined in good faith and consistent with the Company's long term disability policy ("Disability") or death, (2) by the Executive for Good Reason (as defined in paragraph (b) of this Section 7), or (3) upon non-renewal by the Company, the Executive shall be entitled to receive as severance, and the Company shall pay, an amount equal to two (2) times the sum of (x) the Executive's then current annual salary and (y) the greater of (i) the Executive's most recent annual Incentive Bonus and (ii) the arithmetic mean of the Executive's annual Incentive Bonus for the two (2) most recent years, payable in a lump sum on the eighth day after the date the Executive signs the release referenced below in favor of the Company and its subsidiaries, provided, however, that if the Company liquidates its business operations in the chapter 11 cases pending in the Bankruptcy Court at any time prior to December 31, 2006, then the Executive shall be entitled to receive a severance payment equal only to two (2) times Base Salary. In addition, in the event that the Executive's employment is terminated other than for Cause or death, or in the event that the Executive terminates his employment for Good Reason, as defined herein, the Executive shall be entitled to continued healthcare coverage equivalent to the coverage received while employed by the Company, for a period of one (1) year from the date of termination or until the Executive receives coverage from a subsequent employer, whichever event occurs sooner; provided, however, that, thereafter, he shall be entitled to elect to continue his health benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). If the Executive's employment is terminated otherwise than as described in this Section 7, the Executive shall not be entitled to any severance, termination pay or similar compensation or benefits. As a condition of receiving any severance for which he otherwise qualifies under this Section 7, the Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of the Company and its subsidiaries and affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive's employment or termination of employment with the Company or this Agreement (including, without limitation, civil rights claims), in such form as is attached hereto as Exhibit A. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive's rights to any compensation (other than base salary earned through the date of termination of employment), benefits, bonuses or severance from the Company or its subsidiaries or affiliates after termination of the Employment Term shall cease upon such termination.

                  (b) For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's consent, of any of the following events (without the Executive's express written consent): (i) a reduction by the Company in the Executive's base salary stated in Section 4(a) or a reduction in the target bonus stated in Section 4(c), (ii) a diminution in the Executive's duties with respect to the Company, or (iii) any material breach of this Agreement by the Company. For the avoidance of doubt, termination by the Executive for Good Reason is conditioned on the Executive's delivery of a written notice of resignation delivered to the Company not less than thirty
(30) days prior to the effective date of such resignation, as set forth in
Section 6.

         8. Change In Control.

                  (a) Within twelve (12) months after a Change in Control (as defined in paragraph (b) of this Section 8), the Company may, on ninety (90) business days' prior notice to the Executive, terminate the Employment Term. In such circumstances, except where the Company has previously issued a notice of termination for Cause pursuant to Section 7 or the Employment Term is terminated by reason of the Executive's death or disability, the Company shall: (i) pay to the Executive an amount equal to two hundred ninety-nine percent (299%) of the Executive's last year's base salary and annual incentive bonus as in effect on the date of the Executive's termination of employment (payable, at the Company's option, in a lump-sum or ratably over the longer of the Employment Term otherwise remaining or one year following the date of the Executive's termination, as applicable). The payments set forth in this
Section 8 are hereinafter referred to as the "Change in Control Severance." Payment of the Change in Control Severance shall be subject to the following conditions: (i) as a condition precedent to any such Change in Control Severance, the Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of the Company and its subsidiaries and affiliates and their respective officers, directors, employees and owners in the form of Exhibit A hereto.

                  (b) For purposes of this Agreement, "Change in Control" shall mean: (i) the acquisition by any person or group of persons (as such term is defined in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended to date) of shares carrying more than fifty percent (50%) of the voting rights at general meetings of the Company, (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (x) a merger or consolidation which actually results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or group of persons acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an arrangement for the sale or disposition of the Company or all or substantially all of the Company's overall assets or any transaction having a similar effect; provided, that no Change of Control shall be deemed to result from any corporate changes to the Company's certificate of incorporation or by-laws at the Company not resulting from one of the events specified above or from any change in the relative rights and powers of one or more classes of the Company's capital stock whether effected by contract or otherwise, in each case to the extent that they result from or are related to the settlement of any criminal or civil litigation or do not result in the occurrence of any of the events specified in clauses (i) through (iii) of this definition. For the avoidance of doubt, the consummation of a Plan of Reorganization and the transactions contemplated thereby (including, without limitation, changes in ownership and voting rights) shall not be deemed a Change in Control for purposes of this Agreement.

                  (c) The amounts payable pursuant to this Section 8 shall be in lieu of any other severance payments (including, but not limited to that provided for in Section 7 above) to which the Executive may be entitled on termination of the Employment Term, and the Executive acknowledges that he shall not, thereupon, be entitled to payment of severance pursuant to the Company's severance plans, policies or practices in effect on the date of this Agreement or in effect from time to time. Notwithstanding the foregoing, all unvested options shall vest and any restrictions on restricted stock, if applicable, shall lapse upon a Change of Control.

                  (d) To the extent that the amount of any payments under this
Section 8, or any other payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise by the Company (the "Payments"), are subject to the excise tax provisions of Section 4999 of the Code, the Company shall pay the Executive a tax equalization payment ("Tax Equalization Payment") in accordance with this Section 8(d), in addition to the payments otherwise payable under this Section 8. The Tax Equalization Payment shall be in an amount that when added to the Payments will place the Executive in the same after-tax (including, without limitation, income taxes, excise taxes, and any interest and penalties imposed with respect thereto) position as if the excise tax penalty of Section 4999 of the Code, did not apply to any of the Payments. The amount of this Tax Equalization Payment shall be determined by the Company's independent accountants and shall be remitted to the applicable United States federal, state and local tax jurisdictions. All fees of the accounting firm for such determination shall be borne by the Company. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Tax Equalization Payment (as an additional Tax Equalization Payment). The Executive shall cooperate with the Company to determine whether, and how, to contest such claim. The Company shall bear and pay directly all costs and expenses (including additional taxes, interest and penalties) incurred in connection with such claim and/or contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such claim and/or contest and payment of costs and expenses.

         9. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:

        If to the Company:              Friedman's Inc.
                                        171 Crossroads Parkway
                                        Savannah, Georgia 31422
                                        Attention:  Chairman of the Board

        With copies (which shall
        Not constitute notice) to:      White & Case LLP
                                        1155 Avenue of the Americas
                                        New York, New York 10036
                                        Attention:  S. Ward Atterbury, Esq.

        If to the Executive:            Samuel Cusano
                                        c/o Friedman's Inc.
                                        171 Crossroads Parkway
                                        Savannah, Georgia 31422

        With copies (which shall
        not constitute notice) to:      Bass, Berry & Sims PLC
                                        315 Deaderick Street
                                        Suite 2700
                                        Nashville, TN 37238
                                        Attention:  James H. Cheek III
                                                    Howard H. Lamar III

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.

         10. General.

                  (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.

                  (b) Jurisdiction. Any judicial proceeding brought against the Executive regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Georgia, or in any United States District Court sitting in Georgia, and, by execution and delivery of this Agreement, the Executive accepts the exclusive jurisdiction of such courts. The Executive hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Executive shall be effective service of process for any action, suit or proceeding brought against the Executive in any such court. The Executive hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Executive agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Executive and may be enforced in any other courts to whose jurisdiction the Executive is or may be subject, by suit upon such judgment.

                  (c) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

                  (d) Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

                  (e) Warranty by the Executive. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts the Executive's ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

                  (f) Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

                  (g) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

                  (h) Entire Agreement; Modification. This Agreement, together with the KECP which is incorporated herein by reference, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

                  (i) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

                  (j) Survival. The covenants set forth in Section 5 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

                  (k) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

                  (l) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  (m) Section References. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.


                                     * * *

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.



                                                FRIEDMAN'S INC.


Date:  April __, 2005                    By:
       -----------------------------         --------------------------------
                                                Name: Allan Edwards
                                                Title: Chairman

Date:  April __, 2005                   By:
       -----------------------------         --------------------------------
                                                Sam Cusano

                                                                     Exhibit A



                                GENERAL RELEASE


                  I, SAM CUSANO, for myself, my successors, administrators, heirs and assigns, hereby fully release, waive and forever discharge FRIEDMAN'S INC. and each of its predecessors, successors, subsidiaries and affiliated and parent companies (collectively, the "Company"), and, in such capacities, all of the shareholders, directors, officers, attorneys, employees, assigns and owners, whether past, present or future, respectively, of, and any other person or entity connected with, any of the foregoing (the "Released Parties") from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, and/or liabilities of any nature, including costs, attorneys' fees and expenses, whether known or unknown, arising out of my employment with or separation from the Company, such as (by way of example only) any claims for compensation, bonus, severance, or other benefits, claims for breach of contract, wrongful discharge, workers' compensation benefits, tort claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation), claims under federal, state, and local wage and hour laws and wage payment laws, claims for reimbursements; and/or claims under the following, in each case as amended:
(1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. ss. 1981 (discrimination); (3) 29 U.S.C. ss. 206(d)(1) (equal pay); (4) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (5) Age Discrimination in Employment Act ("ADEA") and Executive Order 11141 (age discrimination); (6) the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101, et seq.; (7) the Family and Medical Leave Act; (8) the Immigration Reform and Control Act;
(9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 et seq.; (10) the Vietnam Era Veterans Readjustment Assistance Act; (11) ss.ss. 503-504 of the Rehabilitation Act of 1973 (handicap discrimination); and/or
(12) any other claims under any other state, federal, local, non-U.S. law, statute, regulation, or common law or claims at equity relating to conduct or events occurring prior to the date on which this General Release is fully executed, with regard to my employment with the Company and the termination thereof.

                  This General Release shall not extend to or include any matter, occurrence or event occurring after the execution of this General Release or the following: (a) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, (b) any rights to payments or benefits under Sections 7 and 8 of the Employment Agreement, dated as of June [_], 2004, by and between the Company and myself (as amended or supplemented through the date hereof, the "Agreement") to which I am entitled,
(c) my rights of indemnification and directors and officers liability insurance coverage to which I may be entitled with regard to my service as an officer or director of the Company, including, without limitation, as set forth in Section 4(g) of the Agreement and in my Indemnification Agreement with the Company; (d) my rights with regard to accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (e) my rights under the provisions of the Agreement that are intended to survive my termination of employment; and (f) my rights as a stockholder. I represent and warrant that, as of the date of my execution of this General Release, I have not assigned or transferred any claims of any nature I would otherwise have against the Company, its successors or assigns.

                  By signing this General Release, I acknowledge that:

                  (i) I have read and fully understand the terms of this General Release and have had the opportunity to negotiate its terms;

                  (ii) I have been advised and urged to consult with my attorneys concerning the terms of this General Release, and that I have done so to the extent I deem necessary;

                  (iii) I have agreed to this General Release knowingly and voluntarily;

                  (iv) I have been given twenty-one (21) days to consider this General Release, and acknowledge that in the event that I execute this General Release prior to the expiration of the twenty-one (21) day period, I hereby waive the balance of said period;

                  (v) I will have seven (7) days following the execution of this General Release to revoke this General Release and this General Release shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven (7) day period must be submitted in writing and personally delivered, or mailed to [Name, Address] and postmarked, within seven (7) days of my execution of this General Release. No payments or benefits provided for in Sections 7 and 8 of the Agreement shall be paid or provided until after the seven (7) day period has expired and the General Release has become effective. If this General Release is revoked by me then I shall forfeit the payments and benefits set forth in Sections 7 and 8 of the Agreement, and the Company shall not be required to provide any such payment or other consideration; and

                  (vi) I have agreed that no provision of this General Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and me.


                                            -----------------------------------
                                            SAM CUSANO

                                            Dated:
                                            -----------------------------------


Sworn to before me this
     day of          , 20  .

-----------------------------
Notary Public